UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)*

AnaptysBio, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

032724106

(CUSIP Number)

Steve R. Bailey

Frazier Healthcare Partners

601 Union Street, Suite 3200

Seattle, WA 98101

Telephone: (206) 621-7200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 16, 2020

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 032724106

1.	Name of Reporting Persons. Frazier Healthcare V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 032724106

1.	Name of Reporting Persons. FHM V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 032724106

1.	Name of Reporting Persons. FHM V, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 032724106

1.	Name of Reporting Persons. Frazier Healthcare VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 032724106

1.	Name of Reporting Persons. Frazier Healthcare VII-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 032724106

1.	Name of Reporting Persons. FHM VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 032724106

1.	Name of Reporting Persons. FHM VII, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 032724106

1.	Name of Reporting Persons. James N. Topper
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 117,895 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 117,895 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,017,595 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.7%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 032724106

1.	Name of Reporting Persons. Patrick J. Heron
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 032724106

1.	Name of Reporting Persons. Alan Frazier
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 032724106

1.	Name of Reporting Persons. Nader Naini
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 032724106

1.	Name of Reporting Persons. Nathan Every
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 032724106

1.	Name of Reporting Persons. Brian Morfitt
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 899,700 shares
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 899,700 shares

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 899,700 shares
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person (See Instructions) IN

Item 1.	Security and Issuer.

This Amendment No. 4 (“Amendment No. 4”) to Schedule 13D amends the statement on Schedule 13D filed on February 10, 2017 (the “Original Schedule 13D”), as amended on February 26, 2018, May 15, 2018 and February 14, 2019 (the “Prior Amendments”, and together with the Original Schedule 13D and this Amendment No. 3, the “Schedule 13D”) with respect to the Common Stock of AnaptysBio, Inc. (the “Issuer”), having its principal executive office at 10421 Pacific Center Court, Suite 200, San Diego, CA 92121. Except as otherwise specified in Amendment No. 4, all items in the Schedule 13D are unchanged. All capitalized terms used in this Amendment No. 4 and not otherwise defined herein have the meanings ascribed to such terms in the Original Schedule 13D.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated as follows:

(a)	FH V is the record owner of 0 shares of Common Stock. FM V L.P. is the sole general partner of FH V. FM V L.L.C. is the sole general partner of FM V L.P.

FH VII is the record owner of 700,171 shares of Common Stock (the “FH VII Shares”) and FH VII-A is the record owner of 199,529 shares of Common Stock (the “FH VII-A Shares”). As the sole general partner of FH VII and of FH VII-A, FM VII L.P. may be deemed to own beneficially the FH VII Shares and FH VII-A Shares. As the sole general partner of FM VII L.P., FM VII L.L.C. may be deemed to own beneficially the FH VII Shares and FH VII-A Shares. As members of FM VII L.L.C., each of the FM VII Members may be deemed to own beneficially the FH VII Shares and FH VII-A Shares.

As of November 16, 2020, Topper is the record owner of 80,812 shares of Common Stock and 37,083 shares of Common Stock that are issuable upon the exercise of options held directly by Topper that are exercisable within 60 days of November 16, 2020 (collectively, the “Topper Shares”). Topper is a FM V Member and a FM VII Member and therefore may be deemed to own beneficially the Topper Shares, the FH VII Shares and FH VII-A Shares.

The percentage of outstanding shares of Common Stock of the Issuer, which may be deemed to be beneficially owned by each Reporting Person is set forth on Line 13 of such Reporting Person’s cover sheet. Such percentages, other than the percentage for Topper, was calculated based on the 27,347,805 shares of Common Stock outstanding on November 2, 2020 as set forth in the Issuer’s Form 10-Q filed on November 4, 2020.

Topper’s percentage was calculated based on (i) 27,347,805 shares of Common Stock outstanding on November 2, 2020 as set forth in the Issuer’s Form 10-Q filed on November 4, 2020, and (ii) 37,083 shares of Common Stock that are issuable upon the exercise of options held directly by Topper that are exercisable within 60 days of November 16, 2020.

(b)	Regarding the number of shares as to which such person has:

a.	Sole power to vote or to direct the vote: See line 7 of cover sheets.

b.	Shared power to vote or to direct the vote: See line 8 of cover sheets.

c.	Sole power to dispose or to direct the disposition: See line 9 of cover sheets.

d.	Shared power to dispose or to direct the disposition: See line 10 of cover sheets.

(c)	Effective November 16, 2020, FH V, distributed in-kind, without consideration, a total of 973,612 shares of Common Stock of the Issuer to its general and limited partners.

Effective November 16, 2020, FH VII, distributed in-kind, without consideration, a total of 344,860 shares of Common Stock of the Issuer to its general and limited partners.

Effective November 16, 2020, FH VIIA, distributed in-kind, without consideration, a total of 98,275 shares of Common Stock of the Issuer to its general and limited partners.

(d)

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the FH VII Shares, the FH VIIA Shares and the Topper Shares beneficially owned by any of the Reporting Persons, as the case may be.

(e)	November 16, 2020.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 18, 2020	FRAZIER HEALTHCARE V, L.P.
By FHM V, L.P., its general partner
By FHM V, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	FHM V, L.P.
By FHM V, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	FHM V, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	FRAZIER HEALTHCARE VII, L.P.
By FHM VII, L.P., its general partner
By FHM VII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	FRAZIER HEALTHCARE VII-A, L.P.
By FHM VII, L.P., its general partner
By FHM VII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	FHM VII, L.P.
By FHM VII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	FHM VII, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: November 18, 2020	By:	*
James Topper

Date: November 18, 2020	By:	*
Patrick Heron

Date: November 18, 2020	By:	*
Nader Naini

Date: November 18, 2020	By:	*
Nathan Every

Date: November 18, 2020	By:	*
Brian Morfitt

Date: November 18, 2020	By:	*
Alan Frazier

Date: November 18, 2020	*By:	/s/ Steve R. Bailey
Steve R. Bailey, as Attorney-in-Fact

This Schedule 13D was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on May 15, 2018.